Exhibit 99.1

                Market Central Acquires U.S. Convergion

    ATLANTA--(BUSINESS WIRE)--April 7, 2003--Market Central, Inc. (OTCBB: MKTE), a growing provider of outsourced telemarketing and customer support services, as well as customized Customer Relationship Management (CRM) solutions, today announced that it has consummated its acquisition of U.S. Convergion, Inc., an innovator of converged communications solutions.
    Market Central acquired all of the outstanding capital stock of Convergion in exchange for the issuance of 374,630 restricted shares of common stock of Market Central.
    Market Central President and CEO Terrence J. Leifheit stated, "This is an exciting day for Market Central and its shareholders. Convergion's complementary sales force, products and services will significantly expand our offerings in the marketplace. In addition, for the year ended December 31, 2002, Convergion had revenues of approximately $17 million (unaudited) and the acquisition will increase Market Central's annualized revenue by more than 100%. Based on the additional revenue contribution projected from Convergion and the planned centralization and consolidation of various support functions through which we expect to leverage overhead costs, we expect this acquisition to have a positive impact on our results for the remaining five months of our fiscal year ending August 31, 2003. Finally, we believe that this acquisition provides excellent value for Market Central shareholders as we believe the value of the shares issued is more than offset by the value of Convergion's net assets."
    Leifheit noted, "Although we estimated in an earlier press release that the acquisition would be initially dilutive to earnings, we no longer expect such dilution. We believe that this acquisition will ultimately prove to be significantly accretive and enhance shareholder value."
    Leifheit reiterated that Market Central plans to continue its strategy of acquiring additional companies that will increase shareholder value and expand its services in the growing CRM arena, stating that "We will seek to acquire companies that immediately add assets or cash in excess of the purchase price, provide cross selling opportunities for other Market Central solutions, and add to our competencies in CRM."
    Headquartered in Atlanta, Convergion is recognized as a world-class innovator of converged communications solutions, providing applications and solutions integration to enterprise clients who require a broad range of expert custom designed IT products and services. These include implementation, maintenance, deployment and support. Convergion is positioned to achieve accelerated growth as an approved provider of CRM Solutions from Great Plains and Microsoft, which is recognized as the most important new player in the CRM industry. Convergion is further supported by established relationships with other leading technology providers, including Siebel, Avaya and HCL. These relationships provide Convergion a competitive advantage and leading edge service capabilities that are highly regarded in the industry. The currently serve mid market to Fortune 100 clients across multiple industries.
    "Convergion is a natural extension of Market Central's CRM suite of services and a perfect fit with our business plan," noted Leifheit. "Their relationship with Microsoft and Great Plains in the CRM space is very progressive and we intend to install all the products within our facilities to provide potential customers of Convergion the ability to view, test and use the programs, hardware and processes prior to purchasing. In addition, it provides products to our outbound/inbound personnel, which can be sold and serviced long-term. Additionally, Convergion calls on customers who can use the outsource services of our current facility for many needs such as inbound and outbound contact including voice, email and fax services and CRM solutions. We expect to have these services available as another offering for Convergion," Leifheit added.
    The acquisition expands Market Central's list of services to include: U.S. and offshore inbound and outbound contact center services; a suite of CRM services including systems design, integration, training and support; business process outsourcing; data mining; and campaign management.

    About Market Central

    Market Central, Inc. is an outsource provider of telemarketing and customer support with a suite of CRM services that maximize the effectiveness of customer support and contact through the intelligent use of customer data. Its clients include SurePay (a First Data
Company), Aramark, Crescent-Friedman Jewelers, cable companies Cox and Time Warner, Earthlink, and a number of technology companies.

    This news release contains forward-looking statements or predictions relating to the transaction and the anticipated benefits of the combination. Other forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to derive the anticipated benefits of the combination is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our CRM solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Market Central, Inc.
             Jim Rapp, 888/773-3501 ext. 5010
             or
             Barry Kaplan Associates
             Barry Kaplan, 732/747-0702